Exhibit 3.1
AMENDED
CERTIFICATE OF INCORPORATION
OF
IMCLONE SYSTEMS INCORPORATED
a Delaware corporation
I.
     The name of this Corporation is IMCLONE SYSTEMS INCORPORATED.
II.
     The address of the Corporation’s registered office in the State of Delaware is 615 South DuPont Highway, Dover, DE, County of Kent, 19901, and the name of its registered agent at such address is National Corporate Research, Ltd.
III.
     The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the DGCL.
IV.
     The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares, all of which are Common Stock with a par value of $0.01 per share.
V.
     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.
VI.
     Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.
VII.
          (a) To the full extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

          (b) The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.
          (c) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
VIII.
          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.